Exhibit 12(a)(1)
THE JAMES ADVANTAGE FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
 SENIOR FINANCIAL OFFICERS

(Adopted May 18, 2004, Revised May 26, 2005, Revised May 23, 2012)
I.	Covered Officers/Purpose of the Code
This Code of Ethics (this "Code") for The James Advantage Funds (the "Company") applies to the Company's Principal Executive Officer and Principal Financial Officer and others serving similar functions (the "Covered Officers" each of whom is set forth. in Exhibit A) for the purpose of promoting:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;
•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and
•	accountability for adherence to this Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.
II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest
Overview. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or the Covered Officer's service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Comp any.
Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. This Code does not, and is not intended to, repeat or replace any compliance programs and procedures of the Company or the investment adviser designed to prevent, or identify and correct, violations of the Investment Company Act and the Investment Advisers Act.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser or the administrator of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, whether formally for the Company and/or for the adviser or the administrator, be involved in establishing policies and implementing decisions that will have different effects on the adviser or the administrator and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser or the administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company's Board of Trustees ("Board") that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.
Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.
Each Covered Officer must:
•	not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;
•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;
•	not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
•	report at least annually any affiliations or other relationships related to conflicts of interest that the Company's Trustees and Officers Questionnaire covers.
There are some conflict of interest situations that should always be discussed with the Chief Compliance Officer of the Company (CCO) appointed by the Board, if material. Examples of these include:
•	service as a director on the board of any public company;

•	the receipt of any non-nominal gifts;
•	the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;
•	any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and
•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.
III.	Disclosure and Compliance
•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company.
•	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations.
•	Each Covered Officer should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Company and of the adviser or the administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company.
•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV.	Reporting and Accountability
Each Covered Officer must:
•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board , in substantially the form set forth on Exhibit B, that the Covered Officer has received, read, and understands this Code;
•	annually thereafter affirm to the Board, in substantially the form set forth on Exhibit C, that the Covered Officer has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and
•	notify the CCO for the Company promptly if the Covered Officer mows of any violation of this Code. Failure to do so is itself a violation of this Code.
The Chief Compliance Officer for the Company is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, waivers sought by a Covered Officer will be referred to by the Baud of Trustees for consideration by the CCO if he believes the waiver is justified.
The Company will follow these procedures in investigating and enforcing this Code:
•	the CCO for the Company will take all appropriate action to investigate any potential violations reported to the Compliance Officer;
•	the CCO will review with the outside legal counsel to the Company the findings and conclusions of such investigation;
•	if, after such investigation and review, the CCO believes that no violation has occurred, the Compliance Officer is not required to take any further action;
•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Board;
•	if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures (including changes to this Code); notification of the violation to appropriate personnel of the investment adviser or the administrator or its board; or a recommendation to take disciplinary action against the Covered Officer, which may include, without limitation, dismissal;
•	the Board will be responsible for granting waivers, as appropriate; and
•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V.	Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company's adviser, principal underwriter, the administrator or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j- l under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments
Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.
VII.	Confidentiality
To the extent possible, all records, reports and other infonnation prepared, maintained or acquired pursuant to this Code will be treated as confidential, it being understood that it may be necessary or advisable, that certain matters be disclosed to third parties (e.g., to the board of directors or officers of the adviser or the administrator).
VIII.	Internal Use
This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Exhibit A
Barry R. James, President
Thomas L. Mangan, Vice President, Secretary, Treasurer, CFO

Exhibit B
James Advantage Funds
Covered Officer Affirmation of Understanding
In accordance with Section IV of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code.
Date:

Covered Officer

Exhibit C
James Advantage Funds
Covered Officer Annual Affirmation
For the period March 31, 2014 to March 31, 2015
In accordance with Section N of the Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer, at all times during the period for which this affirmation is given, has complied with each of the requirements of the Code.

Date:

Covered Officer